Exhibit 10.1

UNIONBANCAL CORPORATION

BRIDGE PLAN

UNIONBANCAL CORPORATION

BRIDGE PLAN

1.             Establishment, Purpose, General Description, and Definitions

(a)           The UnionBanCal Corporation Bridge Plan, as set forth herein (the “Plan”), has been adopted by UnionBanCal Corporation (the “Company” or “UNBC”)  effective upon the closing of the merger of the Company with a subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) pursuant to an Agreement and Plan of Merger between the Company and BTMU dated August 18, 2008 (the “Transaction”).

(b)           The purpose of the Plan is to provide a bridge from the long-term incentive compensation plans that were in place prior to the Transaction to the long-term incentive compensation plans that will be implemented following the Transaction so that there will be no interruption in long-term incentive compensation during the transition.

(c)           Each Participant will be required to enter into an Award Agreement, which will specify the amount of the Bridge Awards, and the Incentive Periods during which the Participant must remain employed in order to earn the Bridge Awards.  The amount of the Bridge Awards and the duration of the Incentive Periods need not be the same for each Participant.

(d)           Definitions include:

(1)           Award Agreement refers to a written agreement between UNBC and a Participant with respect to a Bridge Award.

(2)           Board refers to UNBC’s Board of Directors.

(3)           Bridge Award refers to the award which a Participant may earn by remaining employed through the end of the applicable Incentive Period.

(4)           Code refers to the Internal Revenue Code of 1986, as amended.  Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

(5)           Committee refers to the committee which administers the Plan pursuant to Section 2.

(6)           Employee refers to any common law employee of UNBC or its Subsidiaries except:  (1) any independent contractor retained to perform services for UNBC or its Subsidiaries, including consultants; and (2) any person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization.

(7)           Incentive Period refers to the period during which the Participant must remain employed in order to earn a Bridge Award.

(8)           Participant refers to an Employee who has been designated by the Committee as eligible to participate in the Plan and who has entered into an Award Agreement.

(9)           Subsidiaries refers to subsidiary corporations, as defined in Section 424(f) of the Code (but substituting “UNBC” for “employer corporation”), including Subsidiaries of UNBC which become such after the adoption of the Plan.

2.             Administration of the Plan

(a)           The Plan shall be administered by the Executive Compensation and Benefits Committee of UNBC’s Board of Directors, or such other committee as may be appointed by the Board (the “Committee”).  The Committee shall be composed as set forth in Section 2(b).

(b)           The members of the Committee shall consist of two or more directors appointed by the Board.  The Board may from time to time increase (and thereafter may decrease) the size of the Committee, elect or remove members thereto (with or without cause) and fill any vacancies however created.

(c)           The Committee shall meet at such times and places and upon such notice as the Committee’s Chair determines.  A majority of the Committee shall constitute a quorum.  Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote.

(d)           The Committee shall determine which Employees of UNBC or its Subsidiaries shall be granted awards under the Plan, the timing of such awards, the terms thereof, the Incentive Period applicable to each award, and the amount of the Bridge Award payable pursuant to each award.

(e)           The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, its rules and regulations, and the instruments evidencing awards granted under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

(f)            The Committee may delegate its authorities under the Plan to the Chief Executive Officer of the Company with respect to awards to Employees other than policy making officers of the Company.

(g)           All decisions, determinations and interpretations of the Committee or its authorized delegate shall be binding on all persons.

3.             Bridge Awards Subject to the Plan

Bridge Awards may be granted under the Plan to Participants for an aggregate of not more than $100,000,000.

4.             Eligibility

Persons who shall be eligible to have Bridge Awards granted to them shall be such Employees as the Committee, in its discretion, shall designate from time to time.

5.             Payment of Bridge Awards

Bridge Awards shall be paid to a Participant in a cash lump sum within two and one-half months following the end of the applicable Incentive Period, except as provided in Section 7.

6.             Withholding

The Company or its Subsidiaries shall, to the extent required by law, have the right to deduct from payments of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the Plan.

7.             Termination of Employment or Leave of Absence

Termination of employment with the Company or its Subsidiaries prior to the end of the Incentive Period for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive the Bridge Award applicable to that Incentive Period under the Plan, subject to the following exceptions.  In the event of termination during an Incentive Period under circumstances which render the Participant eligible for severance benefits from the Company (and provided the Participant has executed a release agreement), the Participant shall be eligible to receive payment of the Bridge Award for that and any subsequent Incentive Period covered by the Award Agreement within 2-1/2 months following such termination of employment.  In the event of termination during an Incentive Period by reason of death, the Participant (or the Participant’s beneficiary or estate in the event of death) will be eligible to receive a pro rata Bridge Award for that Incentive Period based on the time employed during that Incentive Period, rounded to the nearest complete month, within 2-1/2 months following the date of death.

The Committee shall also have discretion to reduce the amount of a Bridge Award on a pro rata basis to reflect periods of time during an Incentive Period when Participant is on a leave of absence of more than sixty (60) days.

Notwithstanding these or any other provisions of the Plan, the Committee may, in its sole discretion, authorize payment of all or a portion of a Bridge Award which would otherwise be forfeited.

8.             Designation of Beneficiaries

A Participant may designate a beneficiary or beneficiaries to receive, in the event of the Participant’s death, all or part of the amounts to be distributed to the Participant under the Plan.  A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time.  A designation or revocation shall be on a form to be provided for such purpose and shall be signed by the Participant and delivered to the Company prior to the Participant’s death.  Any amount that is distributable to a Participant upon death and is not subject to such a designation shall be distributed to the Participant’s estate.  If there shall be any question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company shall have no further liability to anyone with respect to such amount.

9.             Employee Rights

A Participant may not assign or transfer his or her rights under the Plan, except as expressly provided under the Plan, and any attempt to do so will invalidate those rights.

No Employee has a claim or right to be a Participant in the Plan, to continue as a Participant, or to be granted Bridge Awards under the Plan.  The Company and its Subsidiaries are not obligated to give uniform treatment to Participants.  Participation in the Plan does not give a Participant the right to be retained in the employment of the Company or its Subsidiaries, nor does it imply or confer any other employment rights.  Nothing contained in the Plan will be construed to create a contract of employment with any Participant.  Nothing contained in the Plan will be deemed to require the Company or its Subsidiaries to deposit, invest or set aside amounts for the payments of any Bridge Awards, nor will anything be deemed to give any Participant any ownership, security, or other rights in any assets of the Company or its Subsidiaries.  The Bridge Award is a one-time, special award which is not part of basic compensation or earnings for any purpose, including without limitation the calculation of pension, 401(k) or other retirement benefits.

10.          Section 409A

The Plan is intended to be exempt from the provisions of Section 409A of the Code and shall be interpreted accordingly.  However, if the Company determines that payment of a Bridge Award is subject to Section 409A, then notwithstanding any provision to the contrary in the Plan or an Award Agreement, the following provisions shall apply:

If the Participant becomes eligible to receive payment upon termination of employment pursuant to Section 7, payment shall be made within 2-1/2 months following “separation from service” (as defined under Section 409A of the Code); provided, however, that if the Company also determines that the Participant is a “specified employee” (as defined under

Section 409A of the Code) at the time of such separation from service, payment shall be delayed until six months and one day following separation from service (or if earlier, the Participant’s death) if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.

11.          Amendment, Suspension or Termination of the Plan

(a)           The Board may at any time amend, suspend or terminate the Plan as it deems advisable.

(b)           No Bridge Award may be granted during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the Participant’s consent, alter or impair any rights or obligations under any Bridge Award previously made under the Plan.

(c)           The effectiveness of the Plan is conditioned on the closing of the Transaction.   If the Transaction is not consummated, the Plan and any Bridge Awards hereunder shall be null and void.

12.          Applicable Law and Validity

The Plan shall be governed by and construed in accordance with the laws of the State of California and the Code.  In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

IN WITNESS WHEREOF, the undersigned has executed this UnionBanCal Corporation Bridge Plan, at San Francisco, California, on this 18th day of September, 2008.

UNIONBANCAL CORPORATION

By:	/s/ Paul E. Fearer
Name: Paul E. Fearer
Title: Director of Human Resources